TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

EXHIBIT 991

TRICO MARINE SERVICES

Moderator: Geoff Jones

July 24, 2008

7:30 a.m. CT

Operator:  Good day everyone and welcome to the Trico Marine Services investor call.  This call is being recorded.

At this time, I’d like to turn the call over to the Chief Financial Officer, Mr. Geoff Jones.  Please go ahead, sir.

Geoff Jones:  I’m Geoff Jones, CFO of Trico and I’ll start with our forward-looking statements.

The statements in this conference call regarding business plans or strategies, projected benefits from our acquisition of DeepOcean and other joint ventures, partnerships, projections involving revenues, operating results, forecast from operations, anticipated capital expenditures, and other statements, which are not historical fact are forward-looking statements.

Such statements involve risks and uncertainties, and other factors detailed in the company’s Forms 10-Q and 10-K, registration statements and other filings with the Securities and Exchange Commission.  Should these risks or uncertainties materialize or the consequences of such a development worsen, or should our underlying assumptions prove correct, actual outcomes may vary materially from those expected.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

The company disclaims any intention or obligation to publicly update or revise such statements rather as a result of new information, future events, or otherwise.

Now, our CEO, Joe Compofelice, will review the second quarter operations.

Joe Compofelice:  Good morning and thanks for dialing into our second quarter call.

A great deal has changed in Trico during the quarter and that’s a bit of an understatement.  So I’ll start off with the most significant events beginning with the acquisition of DeepOcean and CTC Marine.

While it was one acquisition, as you know, there are two operating businesses in there, and we expect to manage them as freestanding profit centers.

In mid-May, Trico acquired control of DeepOcean and CTC in a somewhat surprising transaction that was announced on May 16th at which point, we owned about 52 percent of the company.  By June 30th, we owned over 90 percent of the company.  And as of now, for all practical purposes, we own 100 percent of these companies, which were – the acquisition was finished through a mandatory cash tender offer.

As investors and analysts, I believe you’ll find our published, second-quarter results exceptionally complicated.  As a result of A, gaining control in the middle of this second quarter, having multiple percentages of ownership during the quarter, the intricacies of what you all know as purchased accounting for acquisitions, and finally, even more complicated by the concept of a, quote, “bedded derivatives” close quote, associated with the convertible notes that were sold to finance the acquisition.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

It was also a financial hedge transaction that was in place in DeepOcean.  For those of you who’ve known us for a long time.  That’s not something you’re likely going to see us doing in the future, and so there’s the cost of unwinding that transaction.

So I’m going to comment on the fundamentals of what’s going on, and Geoff Jones, we’ll address these mostly non-cash-related accounting issues.  I’m going to talk about the fundamentals of the sub-sea service trenching business we acquired, the current levels of activities for these businesses, and for the second quarter, the actual operations of our towing and supply division.

So let me start with DeepOcean.

The acquisition of DeepOcean moves us deeply into the area of services with a very high engineering component.  This company performs structural inspections, modular handling of equipment for light construction, for example, setting single-slot trees in place, jumper installations, other sub-sea installations, seabed mapping of pipelines, pipeline inspections.  Right now, they’re very involved in sub-sea decommissioning projects in the North Sea.

But the most fundamental thing they have is a recurring, regular inspection repair and maintenance business.  So in this regard, it’s differentiated from what I would call a large construction company whose business is characterized by epic contracts that have lump sum or fixed priced aspects to it.  This is a day rate business and often, we are working with those large contractors like Technip, like Saipem, like Subsea 7 doing day rate work as subcontractors to them.

Now, for the second quarter for DeepOcean and here I’m speaking of the full second quarter.  And it’s a little awkward speaking about it because in the numbers you’re looking at, there is no full second quarter.  So we’re talking about a period we didn’t know any until May 16th, and then

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

the percentages dropped and so it’s a little confusing.  I think the only sensible way to talk about it is from the context of a full second quarter.

They had some negative affect of vessel delays.  You know, as you’ll hear our towing and supply division does, and frankly, the whole industry does.  But the quarter was characterized by strong EBITDA margins, every bit where we expected them to be during our due diligence.  They won several, major, new contracts with a revenue value of approximately $250 million.

And their vessel delays, while individually, they might have been longer or shorter than our towing and supply division, judged from when we bought the company just a few months ago, they’re not material events.  The vessel that adversely affected EBITDA in the second quarter, has been delivered, albeit, late, and is under contract for Statoil for five years for inspection, repair, and maintenance.  That would be the third large vessel that DeepOcean has under five-year contracts, and that goes on ticket any day now.

The backlog of firm orders for DeepOcean is over $600 million as of June 30th.  So overall, while the second quarter had some negative affect from vessel delays, we don’t see that affected DeepOcean in the third quarter.  And the backlog is very strong.  And the margins are good.  And I can’t think of a better deal that we could have done.

Second, I’ll talk about the CTC trenching division.  They also experienced the effect of a vessel delay.  The vessel also has been delivered.  It’s called the Volantis.  It’s a large vessel.  It’s 107 meters.  Of course, all of our new vessels are, you know, the latest technology DP II.  This Volantis vessel is designed for handling a trencher and ROV launch and recovery.  But different from the vessels that we currently operate, this includes a large carousel that actually lays the flexible pipe and lays fiberoptic cable, in addition to burying that flexible pipe and fiberoptic cable.  So it’s a very broad-service vessel.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

As of June 30th, CTC has a firm backlog for over 90 percent of their second-half targeted revenues, and that backlog is a little over $170 million at June 30th.  CTC has the world’s largest and newest fleet of trenching vessels.  From a vessel point of view that we operate, the average age is only five years.  I failed to mention as to DeepOcean, the vessels we operate, the average age is only seven years.  And in the case of CTC, as important as the vessels themselves, is the trenching and jetting equipment that goes with it.  And it is similarly new.

CTC also has a small, but we expect, growing presence in the telecom market.  And since June, we started on a long, six-month lay and burial project for Alcatel and that contract has the ability to be extended for a second six months.

In the second half of 2008, CTC has two, additional contracts for cable lay, and also, in the fourth quarter, starting on a major, new project in Brazil direct to Acergy a large engineering company for Petrobras.

So both of these businesses, I think have an outlook that’s very consistent with our expectations when we bought it, have a very strong backlog, and I expect to see positive things in the second half and beyond that.  Our outlook for sub-sea just improves every day.

In our towing and supply division, as the analysts have been reporting, the North Sea experience was very weak.  In fact, I think there may have been an analyst that called them dreadful.  Spot market day rates for anchor handlers in the North Sea and that was definitely true.  And that had a negative effect on Trico.  That was partially offset by improving day rates in all of the other markets, and extremely high utilization in the Gulf of Mexico.

We’ve talked about our sensitivity to spot market rates.  And those of you who really follow the anchor handlers know that the swings are more than substantial, so made a decision in June to reduce our exposure to the spot market.  And let me carefully describe that.  We have four anchor

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Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

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handlers in the spot market at Trico and that’s been the case since these vessels were bought back in the late ‘90s.

Today, all four of those spot-market vessels are on term work.  We started making that change early in June and those four vessels, one is working for Petrobras through the rest of the year, almost to the end of the year at substantially higher rates.  We’re talking $70,000 a day on term work.  And I’m not sure the spot market anchor handlers other than for a week ever got to $70,000 in the North Sea.

We have another one working for Gazflot, the Russian company in the Bering Sea.  Of course, it can only work – it’s on a term contract so we get paid every day.  It can only work ‘til October because in that part of the world, things freeze up, or icebergs, or something and you’ve got to move out of the area.

And then, we have two anchor handlers on very attractive rates to Statoil.  They just finished working offshore Ireland on Ireland’s west coast.

And so as of today, and for the third quarter, Trico has virtually, if not completely, no North Sea spot market exposure.

On the topic of vessel deliveries, Trico had 11 on order, to refresh everybody.  And DeepOcean and CTC had four more.  So in the third quarter, we’ve taken deliver of three of the four vessels, or taking delivery or in sea trials.  I’ll describe each one.

Three of the four that were scheduled for the third quarter, the Volantis, I’ve already described, the cable lay and trenching vessel for CTC.  A large vessel, I described for DeepOcean that’s on contract with Statoil.  The Trico Mystic, which is in river trials today, and so it should be on ticket

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

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in August.  And it’s already under contract through a contractor in Mexico for Petrobras.  And we have one more – no, that’s it for the third quarter.

And then we have a couple scheduled for the fourth quarter.

With the acquisition of DeepOcean, we’re taking this opportunity to reconsider the second four of the eight vessels being built in India.  When we acquired active sub-sea in November of last year, we basically acquired forward eight vessels.  And we’ve struggled with delivery on those, no doubt about it.

The first four are being built as intended.  But we were able to get a lot of input from DeepOcean because it’s frankly getting very specific input from customers and users.  In fact, they’re the customer on the first two.  So as a result of that, we have decided that on the last four, to upgrade our design of all four of those vessels to a larger vessel offering more capabilities and providing more marketing opportunities.  This enables Trico and DeepOcean bids and Trico bids with other sub-sea contractors to have a vessel with more capacity.

And this actually adds a few more months to the delivery schedule.  But we feel this is the right decision.  Fully embracing our new, sub-sea platform and strategy is far more important to us than it is, then the negative short-term affects on EBITDA of adding three, four, five more months to the delivery schedule.  We’d just end up with better vessels.

Now, don’t think we’re starting those vessels from scratch because then, your obvious question was going to be, you know, the price of these vessels might double mostly because of the steel cost.  Virtually all, probably greater than 95 percent of the steel for these last four vessels is already on the ground waiting to be formed into a hull.  Those last four vessels we’ll be referring to as the Mark III version of the VS470.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

So going forward, notwithstanding some weakness in the North Sea for towing and supply in the second quarter, and notwithstanding the second quarter affect of vessel deliveries, we feel in terms of the markets, very good about towing and supply for the third and fourth quarters and especially good about DeepOcean and CTC given the very high ratio of their backlog, a combine backlog of almost $800 million going forward.  That’s almost two years’ worth of revenue.

We do see normalization of spot market rates in the North Sea, but again, it’s become absolutely unimportant to us in the third quarter and the fourth quarter.  After that, we’ll reconsider our position and see what happens.

So with that, I’ll have Geoff go over now, if you will, some of the number detail, and some of these accounting issues for the second quarter.

Geoff Jones:  Thank you.  As Joe mentioned, the financial results for the quarter apply directly the addition of DeepOcean.  And because the acquisition was accomplished in steps, the results are difficult to interpret.  But I will try and make it as clear as possible to get past the accounting noise and let you know how the actual business is performing.

Our EPS was a loss of 20 cents for the quarter on total revenues of $104 million, after giving affect to a non-cash charge of $4 million, net of taxes, or 27 cents per share diluted.  This compares with earnings per share of 73 cents on total revenues of $59 million for the first quarter of 2008.

Now, the second quarter net loss and loss per share were reduced by a non-cash charge of $5.9 million as a result of accounting for derivatives related to the six-and-a-half percent convertible debt instruments, and foreign currency hedging.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

Now, it is important to point out that this is a completely non-cash, book charge driven by the complex accounting rules surrounding embedded derivatives.  And it’s highly unusual.  Net income without the affect of these charges would have been $1 million or seven cents per share diluted.

In addition, the results were adversely affected by the conversion of DeepOcean and CTC Marine results from IFRS to U.S. gap and the additional depreciation and amortization associated with purchase accounting.

Operating income for the second quarter was $4.3 million compared to the $11.5 million for the first quarter.  But adjusting for the gain and sale of assets in Q1, we would be comparing operating income of $4.3 million for Q2 to $8.7 million for Q1.  Now, as you may expect in acquisitions, there is more noise below the operating income line than there is above the operating income line.  So I’ll try and bifurcate the discussion to make it easier.

In our tooling and supply division, operating income for the second quarter was $4.7 million on total revenues of $54.6 million compared to the operating income of $11.5 million, or $8.7 million excluding the gain on sale of assets, on total revenues of $59 million in the first quarter.

The comparable decrease of $4 million primarily reflects a surprisingly weak North Sea spot market in the second quarter, which adversely affected the rates and utilization of our anchor handlers working in the spot market.  Our average anchor handler rates for the quarter were done 16 percent from Q1 and utilization was down nine percentage points.  Now, the good news is that our average anchor handler rates are currently increasing and are approaching those reported in Q1 with utilization at 88 percent.  Rates in our other markets continue to be strong.

During the supply division second quarter 2008, revenues consisted of 85 percent international, including 51 percent from the North Sea and 23 percent from West Africa.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

The five sub-sea platform supply vessels or SPSVs showed a substantial increase in day rate to almost $22,000 for the quarter, offset by a decrease in utilization to 77 percent due to the planned dry-docking and upgrade of one of the vessels.

For our offshore supply vessels, or OSVs, markets were stable to strengthening in all markets.  Currently, we have 11 OSVs in the U.S. Gulf of Mexico, which are earning day rates approaching $9,000 a day, Utilization’s almost 100 percent.

Following the end of the quarter, we mobilized two crew boats internationally from the U.S. Gulf of Mexico.

Looking at the income statement below the operating income line, interest expense of $6.2 million is about six million higher than the prior quarter due to increased debt levels to finance the acquisition and a non-cash charge of $1 million related to the accounting for this six-and-a-half percent converts we issued.

Included in other loss net of $5.2 million are non-cash charges totaling $4.8 million related to the derivatives I mentioned earlier, again, associated with the recent convert issue, and foreign exchange hedges.

Our effective tax rate for the quarter was 25 percent and respective book tax rate to about 23 percent for the year, a bit more importantly by our cash tax rate to be about seven percent.

CAPEX wise, we spent $26 million in the second quarter, and expect to spend approximately $118 million of total CAPEX in the remainder of 2008.  That will leave around $150 million in CAPEX to be spent relating to construction projects currently in hand.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

At the end of the quarter, we had unrestricted cash and cash equivalents of almost $170 million.  In addition, we had almost $150 million available under our Norwegian revolvers.  And our total debt balance exceeded just over $900 million.

Now, let’s talk about the acquisition of DeepOcean and how it affected the quarterly numbers.  Commencing May 16th through June 30th, we acquired in steps 99.7 percent of the shares of DeepOcean, and are in the process of acquiring the balance.  The total acquisition cost was approximately $690 million, including acquisition-related fees.  And we funded the acquisition with available cash, borrowings under an existing and used credit facilities, and issuance of $300 million at six-and-a-half percent convertible senior notes.

Since it was a step acquisition, we owned various percentages of DeepOcean throughout the quarter.  But, to put it simply, we owned an average of 68 percent of DeepOcean for the second half of the second quarter.  So when you look at the income statement, think of it as consolidating 100 percent of DeepOcean for half a quarter above the line, or 50 percent, then eliminating an average non-controlling interest of 32 percent, or really 16 percent below the line.

So that said, for the half quarter, our sub-sea services division, which consists of DeepOcean on her five sub-sea platform supply vessels, reported operating income of $2.9 million in revenues of $32.2 million.

Traditionally, the second and third quarters are peak seasons for sub-sea in the North Sea.  But the low operating income was primarily due to the deferral of the sub-sea decommissioning project in the North Sea until Q3, and dry-docking and crane installation on one of our owned vessels.

Sub-sea services division second quarter 2008 revenues consisted of 97 percent outside the United States, including 77 percent from North Sea and 20 percent from Mexico.

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Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

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Also for the half quarter, our trenching division, CTC Marine, reported an operating loss of $3 million on revenues of fifteen-and-a-half million dollars, and was also affected by the deferral of the decommissioning project, as well as the deferral of some pipeline plowing work, and a trenching project involving the Volantis to the third quarter.

Again, in the division, there was the adverse effect of increased depreciation and amortization governed by purchase accounting.

The trenching division second quarter, revenues consisted of 100 percent outside the United States, including 45 percent form Southeast Asia, and just over 30 percent from the North Sea.

So as you can see, even though we’ve only owned DeepOcean and CTC Marine since the middle of May, the fact that this sub-sea and trenching segments are project-driven does lend itself to the potential for lumpy quarters as projects shift from one quarter to another.  However, with the backlog that Joe had referred to of almost two years of revenue in the sub-sea and trenching divisions, we are looking forward to reaping the benefits of operating in the sub-sea space going forward.

And with that, I’d like to now hand it the call over for questions and answers.  Thank you.

Operator:  Thank you.  The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touchtone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  We will proceed in the order that you signal us.  And we’ll take as many questions as time permits.  Once again, please press star one on your touchtone telephone to ask a question.

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Moderator: Geoff Jones

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We’ll go first to Jud Bailey, Jeffries & Company.

Jud Bailey:  Thank you.  Good morning.  A question first on your day rates.  When you list out the July average and comparison to what they did for the June quarter, can you give us a little color on the PSV segment and also, the sub-sea segment?  They’re down a little bit, but I imagine, is that a mix issue or some vessels coming off of dry dock?  Can you give us a little color around that, please?

Geoff Jones:  Yes, Jud, on the sub-seas segment on those SPSVs, you’ll see utilization was down in the second quarter.  There was a boat going through some – vessel going through some dry dock.  So it is a mixed issued as the vessel comes back.  It kind of slightly adjusted the – slightly adjusted downwards the average rate.

And again, on the PSVs, that’s a mix issue as well.

Jud Bailey:  OK.  And next question is on the new vessels being built in India.  Joe, you mentioned you’re going to upgrade I guess the last four.  Can you give us a little more color as far as the cost involved?  And I presume you’re looking for a higher day rate potential, and maybe quantify what that could be?

Joe Compofelice:  Yes.  I think for all four vessels, $24, $25 million, about $6 million each.  When we acquired active sub-sea, our evaluation was based on pricing.  All of those vessels at $28,000 a day for a 15 percent cash on cash, internal rate of return, fully tax effective at 35 percent, which obviously is neither our book rate and four times higher than our cash rate.

We have never quoted anything there on terms of a time chart.  I’m not talking bare boat.  I’m talking time chart here.  Below $31.000 on those.  And for the new ones that we’re upgrading,

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Moderator: Geoff Jones

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we’re probably looking at $3,000 or $4,000 a day higher.  So when you compare it to the $28,000 a day we started with, you know, it’s probably a point or two more internal rate of return.

The big addition is the boat is wider.  And because boats are always longer than they are wide, when you add width, you add a great – a good percentage increase in cargo space, dead weight load, and stability on the vessel, which affects how far you might reach and how deep you can go from the cranes.

Jud Bailey:  OK, and if you could also provide a quick update on the first four vessels on what the delivery schedule’s looking like for the first four?

Joe Compofelice:  The first one is due November, fourth quarter.

Jud Bailey:  OK.

Joe Compofelice:  I’m hesitating a bit because I’m looking over at my sidekick here.

And then we have two in the first – of those, we have two around the first half of the year.

Jud Bailey:  And then the fourth would be sometime in the second half then?

Joe Compofelice:  No, I think, I would talk about the other four in the first half of the 2010.  I said, the good news is we have all the steel, but the bad news is, we’ve held off on building the hulls while we spent a couple of months with DeepOcean making the decision on a bigger, better vessel.

The vessel has become quite popular.  I understand one of our competitors, Doff, has just placed an order for the same vessels with the same shipyard in India.

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Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

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Jud Bailey:  OK, I’m sorry; I meant the fourth vessel of the first four.  Is that going to be a second half of ’09 delivery?

Joe Compofelice:  Yes.

Jud Bailey:  OK.  All right.  I’ll turn it back to somebody else.  Thanks.

Operator:  We’ll take our next question from Lars Krogh at Kistefos.

Lars Krogh:  Good morning, and congratulations on the DeepOcean acquisition.  As Trico transforms from a pure OSV company to more of an engineering services-based company, how with Trico specifically provide information and data points for analysts and investors to better understand and follow the fee underlying the different operating businesses?

Joe Compofelice:  That’s a very difficult question, Lars.  We both know that.

But it’s a good question.  I think the things to think about are – you can’t look at it like the towing and supply business, because the concept of average day rate doesn’t apply.  The concept of day rate applies, but you might have two similar vessels, the Edda Flora and the Edda Fauna, as an example.

One of them might have a very different ROV spread, for example, doing the – we have these three, five-year contracts with Statoil.  That’s for inspection, repair, and maintenance of their pipeline network in the North Sea.  So if you have – you’re in a phase where you’ve got the inspection and maintenance type ROV’s on there.  That day rate could be significantly less than the day rate.

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Moderator: Geoff Jones

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When there’s repair that’s called for, where we bring the vessel in, loads this huge, we have two, huge module handling units that sit on the deck of the boat, over the moon pool.  And that rate goes substantially higher while that’s going on.  And then, so I think the main – so that’s why it’s hard to do it on an average day rate basis.

And then you would never see any of our sub-sea and trenching competitors do that.  I think the data points are utilization of all vessels in each – there’s really no way to break them out other than trenching and sub-sea services.  I think secondly, is the depth of the backlog.  I think that’s going to be an important data point.  I think we’ll be disclosing operating income and EBITDA for each of the three profit centers.  And the thing to really watch, from my point of view, on each of CTC and DeepOcean, is the percentage of EBITDA margin.

In other words, no matter what type of work we’re doing, are we getting the right prices for it?  You know, have we bid it right, which means anticipating your cost right.  So I think those are the – and the other thing is average length of contract.  So you see Trico in the North Sea and towing and supply has several, you know, five-year contracts.

Now, the contract that DeepOcean, for example, has with Statoil, those are quite unusual for a sub-sea service company to have a five-year inspection, repair, and maintenance contract.  It’s more likely to be a little bit project-oriented, i.e., a nine-month project for (Odjip) somewhere in the world.  But I would say those would be the four things.

Lars Krogh:  OK, thank you.  One additional – two additional questions.  One relating to the share buy back program.  At the current share price, will you now re-engage a buy back program?

Joe Compofelice:  Our share buy back program continues to be authorized by our board.  But right now, I would say, our priority is delivering the company.  We believe that the stock is a shocking bargain, is the language I would use.  But delevering the company, I think, is the best thing to do

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Moderator: Geoff Jones

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right now.  You know, we typically have a very conservative approach to our balance sheet and DeepOcean and CTC took us towards the edge of our comfort range, notwithstanding the fact we have almost $200 million in cash right now.  I think the number is 170 or something million.  But I think our priority will be right now, delevering.

Lars Krogh:  OK, and a final question.  How are you progressing with becoming a non-Jones Act company and what is a current timeframe?

Joe Compofelice:  Well, we’ve never given a timeframe.  And, but we continue with our strategy.  See the Jones Act move is in part, associated with reducing the volatility in earnings and stabilizing our cash flow.

And so in the second quarter, as an example, we moved two boats out of the Gulf of Mexico spot market onto two-year term contracts direct with Pemex.  And so we have four of our existing 12 vessels in the Gulf of Mexico, that are likely candidates to go through those moves.

Now, in order to do that, you have to kind of line up the contract first, and then you go through the process.  Maybe there’s a qualification, maybe there’s a mobilization period, and then it finally gets there.  So the pacing item on any decision about applying coastwide trade in the Gulf of Mexico, is a function of getting the rest of our earning assets or as many as we can outside of that market into international markets on term work, which means to us more than a year, successfully.

And that’s kind of the pacing item.  And that goes based on customer demand.  If we would have been talking – we did talk – on the call last quarter, we wouldn’t have been able to say at that time, that two boats were definitely leaving the Gulf to go to Pemex.  Now we can say that and I’m hoping in the third and fourth quarter, we’ll have similar news to report.

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Moderator: Geoff Jones

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Lars Krogh:  OK, thank you.

Operator:  As a reminder for everyone, it’s going to be star one to signal for a question at this time.  We’ll go next to Randy Laufman from Imperial Capital.

Randy Laufman:  Hi, good morning, guys.  A question on just the two AHTS that were mobilized during the quarter.  I was wondering if you could, you know, try to give us some more detail surrounding that, and potentially, you know, quantify what the impact was.  Was that, you know, that take up all of June, or what was the exact timing on that?

Joe Compofelice:  Yes.  First of all, Randy, it’s – we had during – let’s start at the beginning of the second quarter and for the prior 10 years, we’ve had four anchor handlers in the spot market in the North Sea, OK?  All four of those have been mobilized to term contracts.  One in Brazil, one in the Bering Seas, and two kind of I’d say around the North Seas.  But on term work.

I did disclose, which is not typical for us, but to give you guys a point of reference, the rate on the one in Brazil is $70,000 a day.  So you all can check that in our – you look at our average spot rates and on that vessel, that’s twice what we got in the second quarter in the spot market in the North Sea.

The others are on not quite as high, but very, very good rates, substantially higher than the second quarter spot market average.  And in the third quarter, all four of those spot market vessels will not be in the spot market.  They will be on term work and frankly, through most of the fourth quarter, that’s true.  Our goal is to go all the way through the fourth quarter without any spot exposure.

Does that give you some detail?

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Moderator: Geoff Jones

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Confirmation # 2395840

Randy Laufman:  Sure.  Can you just give us a little bit more detail on the timing?  Like was it – did they start the move in June?

Joe Compofelice:  Oh, oh, oh, oh.  Oh, June.  Yes, three in June.  So you’re going to catch the full third quarter impact and one the middle of July.

Randy Laufman:  OK, great.  And then, can you go into a little bit more detail on the CTC trenching business and you know, was an operating loss.  I know there was some decommissioning and delays, but wondering if you could comment on the operating loss for that segment.

Joe Compofelice:  Well, I guess my first comment is it may not have really been an operating loss.  There’s an awful lot of noise in these numbers, and awful lot of noise.  And I don’t want to use the call for – you’re going through all of that accounting.  But that business had a targeted EBITDA when we looked at the acquisition for the full year 2008.  Now, obviously, we don’t disclose what that number is.  But you just have to accept the fact that we weren’t dummies when we bought it.  And it had really, really good margins.  I expect their actual margins for the year to be very, very close to that number.

Now, you get part of the issue when you look at operating income, Randy.  I’ll mention one accounting thing.  Under purchase accounting, is the step up in basis of the assets.

You go through revaluation of contracts.  There are all kinds of stuff running around in there, but CTC’s contracts are very unlike DeepOcean’s.  CTC’s contracts, if they have a 60-day contract, that’s a long contract.  And that’s the way those vessels are priced.  So you might have a vessel that’s going to do four, 30-day contracts.  So if you did two of those in the first quarter, none in the second, one in the third, and none in the fourth, you could see where the lumpiness comes from.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

So there was one significant – well, really, two significant project delays, one from the first half to the third quarter, and one from the first half to the fourth quarter.  So CTC is always going to be, for an analyst like yourself or an investor, the toughest one to kind of stay on top of the numbers, but we’ll do everything we can to help, short of giving guidance.

Randy Laufman:  OK, that’s helpful.  Thank you.  And then, you mentioned the step up in assets and the higher depreciation.  You know, it related to the acquisition.  Can you, you know, give us an idea how much that was and what the go forward depreciation may look like?

Geoff Jones:  Yes, Randy, I would say on an annual basis, go-forward depreciation for the whole company, probably 25 million a quarter maybe.  The step up bumps it up about two-and-a-half million a month actually.

Randy Laufman:  OK, great.  I’ll jump back in.  Thanks a lot, guys.

Operator:  We’ll take our next question, Robert Stivey, The Abernathy Group.

Robert Stivey:  Hi, gentlemen.  My first question is, can you walk us through the order book for your competing vessels for the competing vessels for the sub-sea market?

Joe Compofelice:  I’m not sure, Robert, I completely understand the question.  You mean order book in terms …

Robert Stivey:  My question is, for the active sub-sea vessels that you have in your order book, can you walk me through the order book of competing vessels?

Joe Compofelice:  I can give you when ours are delivered, but I’m not sure what order book of competing – you mean, who else has ordered VS470s?

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

Robert Stivey:  Yes, and similar vessels that others can use in that manner.

Joe Compofelice:  Well, I’d say for a VS470, whether it’s the original one or the Mach III, it’s kind of consistent with our strategy of middle-of-the-fairway, sort of vessels.  So I would say a very large percentage of the world’s sub-sea fleet could do what a VS470 does.  If you’re inquiring because of what we do if we won a contract and getting out in front of it, we are on the DeepOcean Petrobas contract that originally had a VS470 in it.  That vessel’s coming in late, and we have a front runner that happens to be called the Aquanaut down there doing the work.

Now, when you look at the two vessels, you would say, you know, they look very different.  I guess they do.  I don’t know that for sure.  But if they did, the customer would only take it if it was able to perform the same functions.

So in this business, you know, vessel deliveries are late, that’s the bad news.  The good news is, vessel availability is very tight.  And so, but the industry and we have one instance of this, comes up with front runners as we’ve done.

Robert Stivey:  I grasp, but to your point, the vessels you’re ordering are middle-of-the-fairway vessels as you specifically stated.  And if you can just walk me through in the competitive universe, what type of order book there is in those vessels?  Like we know for the specific PSV/OSV market, it would be very helpful to me.

Joe Compofelice:  Yes.  Believe me, it’s not because I don’t know, I’m still having trouble following the question, but I think now, I understand more.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

In the PSV – let’s call it the towing and supply vessel business – there are about 700 on the low side, 750 on the high side, vessels on order, which represents a little over 20 percent potential increase in the fleet.

And while I’m talking about that, let me say that I don’t know of any of our competitors, and certainly not ourselves, that are experiencing any, quote, unquote, “excess supply” because of those deliveries.  Demand is still stronger.

On the sub-sea services side, multi-purpose service side, excluding the very large ones, which are not in our space and those would be saturation diving vessels, and seismic vessels, and heavy construction vessels.  We have no position or future plans in that space.

If we talk about generalized, multi-purpose sub-sea vessels, we’re talking about the same percent increase in the number of vessels and I think that number is between 20 and 30 on order, maybe a little bit above that.  And it’s about the same percent increase in capacity as the towing and supply base.  But of course, it comes up a much smaller installed base.  Is that helpful?

Robert Stivey:  Yes, that’s really exactly what I was trying to get, Joe.

The second question I have for you, is I’m just trying to match up based on the question that one of the earlier callers had on share buy backs, and your statement that at the current point, you want to deliver the company more than buying back shares.  Most of your debt is converts and it’s at incredibly low interest rates.  So I’m just having a disconnect in understanding how buying back the low interest rate debt that you have is a better return to shareholders than buying back shares at the current level.

Joe Compofelice:  I guess I have a couple of comments.  We’re not talking about paying down the low cost converts.  They’re non-call 5, non-call 7.  We view that as in terms of intermediate terms as

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

almost permanent capital, particularly with the net settlement – net share settlement feature on the first one, and the absolute ability to take them out which shares on the second one.

We’re talking about general liquidity.  And so when you talk about what’s the best return to shareholders, there’s a short-term and a long-term dimension.  I refuse to get close to the line of a liquidity issue for the – for long-term purposes.

So while I would never argue with you, that the return today to shareholders is better to buy back a share of stock, I’m not willing to get that close to the line given the CAPEX that we having going forward.

Robert Stivey:  Thank you, Joe.  I appreciate you answering my questions.

Joe Compofelice:  Thank you.

Operator:  We’ll go next to Peter Winkler, Formula Capital.

Peter Winkler:  Hey, guys, thank you for taking the call.  Given current evaluations, market conditions, and the overall new transformation of the company, would it be surprising to see Trico stock at the same level or lower this time next year?

Joe Compofelice:  We’re not going to forecast something like that.

I could never – let me tell, you tell me – and I talked to a lot of guys on this call all the time – and so you’ll hear a kind of a familiar theme here – somebody says, why is the stock price so low?  And we look at our stock price.  There’s no doubt because vessel deliveries, I believe, and weak North Sea spot rates in towing and supply, we’ve been hammered a little bit more than others.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

But we’re talking about, you know, these different peer groups we measure being down, you know, 21 percent, and us being down 25 percent.  And who know, maybe this morning, it gets worse.  That’s not materially out of line given our North Sea spot market exposure, and the importance of vessel deliveries to a smaller company like Trico than other companies.

But I have to add on the list and I often tell the people on this call, I think the answer to our current stock price is more on your part of the street.  I don’t know whether General Motor goes into bankruptcy.  I don’t know what’s overall driving this thing.  I don’t know what the influence of credit crisis is.  I don’t know what the influence of a weak dollar is.  You know, I know way less on that stuff than you all do.

So the last thing I’m going to do is to forecast anything about the stock price going forward up or down, or anything close to that.  I will say, we do have obviously, management always has a little better insight into, you know, earnings and cash flow over what I call the relevant period.  Notwithstanding the pressure from Wall Street, the relevant period for us is rarely the next quarter, particularly in our business.

So over the relevant period, and I looked at our earnings and cash flow expectations, that I would say, our stock is not nearly where it should be.  But as to the influences that have caused that, or what those influences might mean, I’m particularly unqualified to do that.

Peter Winkler:  Great.  Thank you.

Operator:  And there are no further questions at this time.  I’ll turn things back over to Mr. Jones for any additional or closing comments.

Geoff Jones:  OK, thank you.  As usual, I’d like to thank everyone for their participation in the call, and their continued support of the company.  And we look forward to talking to you again.  Thank you.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-24-08/7:30 a.m. CT

Confirmation # 2395840

Operator:  Thank you.  Once again, everyone, that does conclude today’s teleconference.  We do appreciate your participation today.  You may disconnect at this time.

END